		Exhibit 99(e)
Household Finance Corporation
HRSI Funding, Inc. II
Household Private Label Credit Card Master Note Trust I, Series 2002-3

Original Class A Principal	673,000,000.00
Number of Class A Bonds (000's)	673,000.00
Original Class B Principal	98,060,000.00
Number of Class B Bonds (000's)	98,060.00
Original Class C Principal	69,090,000.00
Number of Class C Bonds (000's)	69,090.00

		2003 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest		10,222,300.38

CLASS B
Class B Principal Distributions		0.00
Class B Interest		2,461,114.06

CLASS C
Class C Principal Distributions		0.00
Class C Interest		2,781,888.76